Exhibit 99.1

   NEWPARK RESOURCES REPORTS INCREASED SECOND QUARTER EARNINGS ON 35% REVENUE
                                     GROWTH

    METAIRIE, La., July 25 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced that it earned $4.8 million, or $0.06 per share, during the quarter ended June 30, 2005, compared to net income of $1.3 million, or $0.02 per share, for the same quarter of 2004. Revenue increased 35% to $141.5 million in the 2005 quarter from $104.6 million in last year's quarter.

    For the six months ended June 30, 2005, the Company reported net income of $9.7 million, equal to $0.12 per share, which compares to earnings of $2.8 million, or $0.03 per share, in the first six months of 2004. Revenue totaled $270.5 million in the first six months of the current year, an increase of 29% from $208.9 million reported in the same period of 2004.

    Drilling Fluids
    Jim Cole, Newpark's CEO commented, "Newpark Drilling Fluids is continuing to gain momentum in the marketplace as it penetrates the market, and this is translating into improved earnings and margins for the unit."

    The number of rigs serviced by Newpark in the U.S. market during the second quarter of 2005 rose 32% to 198 compared to 150 in the same quarter of 2004. Year-to-date, the average number of rigs serviced by the unit increased 36% to 192, compared to 141 in the first six months of 2004. Comparable market activity for both the quarter and year-to-date, as measured by the rig count in the markets served by the company, has increased 13%. Newpark's share of that market rose from 16% at mid-year 2004 to 20% at the recent quarter end.

    Drilling Fluids' contribution to second quarter 2005 operating income rose by $7.2 million to $9.7 million, compared to $2.5 million in the same quarter of 2004. Operating margin for the segment improved to 10% in the 2005 quarter from 4% a year ago.

    "Operating margins were negatively impacted by over 200 basis points by an increase in barite cost in the current period," Cole stated. "But we believe that price increases and reductions in barite cost will improve margins in the second half of the year."

    Revenue for the quarter increased to $96.6 million, up 65% from $58.4 million in the year-ago quarter.

    For the six-months-to-date, the contribution of the Drilling Fluids segment to operating income amounted to $16.4 million, compared to $8.8 million in the same period of 2004. Current period operating margins increased to 9% compared to 7% in the 2004 period. Revenue for the period totaled $178.3 million, up 43% from $124.6 million in 2004.

    Mat Sales, Rentals and Integrated Services
    The matting segment's contribution to operating income for the first half of 2005 totaled $8.8 million, compared to $3.1 million in the same period of 2004, reflecting improvements affecting key product lines within the segment. First-half revenue increased to $61.0 million from $52.1 million a year ago.

    The segment's contribution to operating income in the second quarter totaled $3.0 million, compared to $3.5 million at the peak of 2004's operations. Revenue in the 2005 second quarter, at $29.0 million, was $2.2 million below the $31.2 million reported in the same period of 2004.

    Gulf coast oilfield mat rental volume in the second quarter declined on slower than usual turnover of rig sites installed in the first quarter. Non-oilfield rentals declined due to seasonal factors in the electric power industry and delays in a major project.

    Cole commented: "We believe that the third quarter volume will benefit from the next wave of rig moves as current projects are completed, and we expect to see increased non-oilfield rentals in the fourth quarter from the resumption of electric utility projects. In addition, during the remainder of the year we expect to realize the final $2 million benefit from the company's cost reduction program."

    E&P Waste Disposal
    U.S. Gulf Coast market revenue from waste disposal increased 9% in the first six months of 2005 to $24.8 million on increased revenue per barrel. Contribution to profit increased 25% to $3.5 million from $2.8 million in 2004. During the second quarter, Gulf Coast revenues increased 15% to $12.8 million, driven by 15% higher average pricing. Operating contribution improved to $2.2 million, or a 17% margin, compared to 9% a year ago. Revenue and operating contribution from non-Gulf Coast markets declined in both the year-to-date and second quarter comparisons.

    Commenting on E&P Waste Disposal, Cole said: "We expect that the improving trend in the U.S. Gulf Coast market will continue in the second half of the year, driven by recent activity increases in the inland waters market, which, due to tight environmental regulation, generates the largest volume of waste per rig of all the markets serviced by the company. Meanwhile, we have begun to reallocate resources and management focus, principally away from our non-Gulf Coast operations, to support development of the new water treatment business. Most of the decline in operating contribution outside the Gulf Coast reflects the start-up costs of over $500,000 to date in 2005 borne by those operations."

    Water Processing Technology
    Over the past year, Newpark reallocated resources to the development of new market opportunities employing a unique new process technology.

    "We are very much encouraged by the enthusiasm we have seen in the marketplace and the results achieved thus far in the field," said Cole. "In the first U.S. application of the technology, Newpark began processing water associated with natural gas production in the Jonah and Pinedale fields at its Boulder, Wyoming, facility. While still in the start-up and testing phase of our operating plan, we are producing water meeting the discharge requirements of our permit, and we expect to begin commercial operation very soon." He continued, "Construction is progressing on the second plant near Gillette, Wyoming, and that facility is expected to be complete late in the third quarter. Our final objective for the year is to have a test unit in operation in the Canadian oil sands market in the fourth quarter in order to begin a demonstration of the capabilities of the Armel Activator technology in that important and growing market."

    Balance Sheet Data
    "In a period of substantial revenue growth and establishment of the new water technology, we've funded working capital and capital additions principally from cash flow. Longer-term we are still committed to work toward a 30% debt to total capital target," Cole indicated. "But we don't believe that will be the priority for the remainder of 2005, given the market opportunity that we see ahead of us."

    Newpark ended the quarter with debt representing 37% of long term capital, substantially unchanged from year-end. At June 30th, borrowings under the Company's revolving bank credit facility totaled $31.0 million, with $8.1 million in letters of credit issued and $22.7 million of the facility unused.

    Capital expenditures in the second quarter of $9.6 million included $5.4 million in the drilling fluids unit which were accelerated to meet the sharply increased level of awarded work and $2.9 million in the matting segment, principally to maintain current capacity. As a result of the April acquisition of the DuraBase(TM) composite mat manufacturing facility, property, plant and equipment increased by $15.6 million, principally a non-cash addition. Depreciation and amortization in the quarter increased to $6.5 million.

    Investor Conference Call
    Newpark will host a conference call at 10:00 AM EDT, Tuesday, July 26. Investors may access the call by dialing 800-862-9098; the access code is Newpark. The call will be webcast live and can be accessed from the Investor Relations page of the Company's web site at http://www.newpark.com .

    Newpark Resources, Inc. is a provider of drilling fluids, environmental waste treatment solutions, and temporary work sites and access roads for oilfield and other commercial markets.

    The foregoing discussion contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, we refer you to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), to the section entitled "Forward Looking Statements" on page 17 of that Prospectus and to our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended December 31, 2004. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. We strongly urge you to review these filings for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at http://www.sec.gov , as well as through our website http://www.newpark.com .

                      THREE PAGES OF FINANCIAL DATA FOLLOW

Newpark Resources, Inc.
Year-Ago Quarter Comparison
(in thousands, except per share amounts)
                                                         2Q05         2Q04
                                                      ----------   ----------
Segment revenue
Drilling Fluids                                       $   96,573   $   58,358
E&P Waste Disposal                                        15,937       15,076
Mat & Integrated Services                                 28,986       31,199
                                                      $  141,496   $  104,633
Segment Gross Profit
Drilling Fluids                                       $    9,654   $    2,481
E&P Waste Disposal                                         2,202        1,561
Mat & Integrated Services                                  2,963        3,495
                                                          14,819        7,537

Corporate G&A                                              2,625        2,419
Operating income                                          12,194        5,118
Foreign currency (gain) loss                                 283           34
Interest income                                              (55)      (1,016)
Interest expense                                           4,195        3,552
Pre-tax income                                             7,771        2,548
Income tax                                                 2,717          981
Net income                                                 5,054        1,567
Preferred dividends                                          225          225
Net income to common                                  $    4,829   $    1,342

Common share equivalents, diluted                         84,588       84,062
Diluted EPS                                           $     0.06   $     0.02

EBITDA
Pre-tax                                               $    7,771   $    2,548
Interest                                                   4,195        3,552
Depreciation & amortization                                6,510        4,874
Total                                                 $   18,476   $   10,974
% of revenue                                                13.1%        10.5%

Drilling Fluids Data (U.S. Market)
Average rigs - U.S. Market                                 1,008          890
Average rigs serviced                                        198          150
  U.S. Market Share                                         19.6%        16.9%
Annualized revenue per rig (000's)                    $    1,640   $    1,331

Mat Rental Data - Gulf Coast (dollars in
millions, except per square foot
amounts)
Installation                                          $      3.6   $      5.0
Re-rental                                                    2.6          1.2
Total U.S. oilfield mat rental                        $      6.2   $      6.2
Non-oilfield mat rental                                      0.7          0.8
Integrated services and other                               11.4         12.0
Canadian operations                                          5.2          2.8
Composite mat sales                                          5.5          9.4
                                                      $     29.0   $     31.2
Average price per square foot                         $     1.11   $     1.04
Square feet installed (MM)                                   3.3          4.8

Waste Data (dollars in millions, except
 per barrel amounts)
Gulf Coast E&P waste volume (000's)                          812          849
Gulf Coast average revenue per barrel                 $    13.34   $    11.64

Gulf Coast E&P revenue                                $     11.0   $     10.0
NORM                                                         1.1          0.6
Industrial                                                   0.7          0.5
  Total Gulf Coast market                             $     12.8   $     11.1
Non-Gulf Coast markets                                       3.1          4.0
                                                      $     15.9   $     15.1

Newpark Resources, Inc.
Year-Ago Six Month Comparison
(in thousands, except per share amounts)

                                                       6 MOS 05     6 MOS 04
                                                      ----------   ----------
Segment revenue
Drilling Fluids                                       $  178,262   $  124,593
E&P Waste Disposal                                        31,323       32,256
Mat & Integrated Services                                 60,964       52,093
                                                      $  270,549   $  208,942
Segment Gross Profit
Drilling Fluids                                       $   16,429   $    8,800
E&P Waste Disposal                                         3,549        4,369
Mat & Integrated Services                                  8,797        3,064
                                                          28,775       16,233

Corporate G&A                                              4,700        4,871
Operating income                                          24,075       11,362
Foreign currency (gain) loss                                   9          142
Interest income                                             (124)      (1,137)
Interest expense                                           8,276        7,124
Pre-tax income                                            15,914        5,233
Income tax                                                 5,746        1,988
Net income                                                10,168        3,245
Preferred dividends                                          450          488
Net income to common                                  $    9,718   $    2,757

Common share equivalents, diluted                         84,449       83,557
Diluted EPS                                           $     0.12   $     0.03

EBITDA
Pre-tax                                               $   15,914   $    5,233
Interest                                                   8,276        7,124
Depreciation & amortization                               12,740       10,158
Total                                                 $   36,930   $   22,515
% of revenue                                                13.7%        10.8%

Drilling Fluids Data (U.S. Market)
Average rigs - U.S. Market                                   985          867
Average rigs serviced                                        192          141
U.S. Market Share                                           19.5%        16.3%
Annualized revenue per rig (000's)                    $    1,536   $    1,369

Mat Rental Data - Gulf Coast (dollars
in millions, except per square foot
amounts)
Installation                                          $      8.5   $      8.7
Re-rental                                                    5.2          2.9
Total U.S. oilfield mat rental                        $     13.7   $     11.6
Non-oilfield mat rental                                      4.1          1.3
Integrated services and other                               22.2         22.7
Canadian operations                                          9.1          4.2
Composite mat sales                                         11.9         12.3
                                                      $     61.0   $     52.1
Average price per square foot                         $     1.12   $     0.95
Square feet installed (MM)                                   7.6          9.2

Waste Data (dollars in millions, except
 per barrel amounts)
Gulf Coast E&P waste volume (000's)                        1,584        1,653
Gulf Coast average revenue per barrel                 $    13.12   $    11.87

Gulf Coast E&P revenue                                $     21.3   $     19.9
NORM                                                         2.1          1.2
Industrial                                                   1.4          1.7
Total Gulf Coast market                                     24.8         22.8
Non-Gulf Coast markets                                       6.5          9.5
                                                      $     31.3   $     32.3

Consolidated Balance Sheets
(Unaudited)
(In thousands)

                                                       June 30,    December 31,
                                                         2005          2004
                                                      ----------   ------------
ASSETS

Current assets:
 Cash and cash equivalents                            $   12,506   $      7,022
 Trade accounts receivable, less allowance
  of $735 in 2005 and $3,260 in 2004                     118,401        100,587
 Notes and other receivables                               4,616          7,321
 Inventories                                              80,812         84,044
 Deferred tax asset                                       11,508         12,501
 Other current assets                                     14,135         13,275
   Total current assets                                  241,978        224,750

Property, plant and equipment, at cost, net of
 accumulated depreciation                                239,760        210,514
Goodwill and other intangibles                           135,395        132,769
Deferred tax asset                                           598          4,063
Other assets                                               5,641         18,018
                                                      $  623,372   $    590,114

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Foreign bank lines of credit                         $   10,102   $      8,017
 Notes payable and current maturities of
  long-term debt                                          10,404          5,031
 Accounts payable                                         41,672         38,822
 Accrued liabilities                                      32,320         26,875
   Total current liabilities                              94,498         78,745

Long-term debt                                           193,372        186,286
Other non-current liabilities                              3,137          2,118

Stockholders' equity:
 Preferred Stock                                          20,000         20,000
 Common Stock                                                844            840
 Paid-in capital                                         404,130        402,248
 Unearned restricted stock compensation                     (353)          (472)
 Accumulated other comprehensive income                    5,876          8,199
 Retained deficit                                        (98,132)      (107,850)
   Total stockholders' equity                            332,365        322,965
                                                      $  623,372   $    590,114

   Ratio of long-term debt to total capital                 36.8%          36.6%

SOURCE  Newpark Resources, Inc.
    -0-                             07/25/2005
    /CONTACT: Matthew W. Hardey, Vice President of Finance and CFO of Newpark Resources, Inc., +1-504-838-8222/
    /Web site:  http://www.sec.gov /
    /Web site:  http://www.newpark.com /